                                                                   EXHIBIT 99.3



                            [AMERICAN EXPRESS LOGO]



                                      2003
                                 SECOND QUARTER
                               EARNINGS SUPPLEMENT




THE ENCLOSED SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE TEXT AND STATISTICAL TABLES INCLUDED IN AMERICAN EXPRESS COMPANY'S (THE "COMPANY" OR "AXP") SECOND QUARTER 2003 EARNINGS RELEASE.


--------------------------------------------------------------------------------
THIS SUMMARY CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT
TO RISKS AND UNCERTAINTIES AND SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE
MADE. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER
MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS, INCLUDING THE COMPANY'S FINANCIAL AND OTHER GOALS, ARE SET FORTH ON PAGE 18 HEREIN AND IN THE
COMPANY'S 2002 10-K ANNUAL REPORT, AND OTHER REPORTS, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.
--------------------------------------------------------------------------------

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                               SECOND QUARTER 2003
                               -------------------
                                   HIGHLIGHTS
                                   ----------


o The Company achieved second quarter diluted EPS of $0.59, an increase of 16% versus EPS of $0.51 last year. GAAP revenues increased 7%. For the trailing 12 months, ROE was 20%.

     -   2Q '02 included:
         -- A $7MM pre-tax ($4MM after-tax) benefit related to an adjustment to 3Q '01's disaster recovery charge, which reconciles AEFA's estimated life insurance costs from the 9/11 events to actual costs incurred; and,
         -- A net pre-tax benefit at TRS of $6MM ($4MM after-tax) reflecting adjustments to the 2001 aggregate restructuring charge reserve.

o The Company indicated it expects diluted earnings per share before accounting changes to exceed the current 2003 Wall Street consensus of $2.26. However, in light of its plans to increase spending on business-building initiatives during the second half of the year, such 2003 earnings per share is not likely to exceed $2.29.

o    Compared with the second quarter of 2002:

     - Worldwide billed business increased 10% as relatively strong consumer and small business spending in the U.S. offset weak Corporate travel and entertainment business volumes. A comparatively weaker U.S. dollar benefited the reported growth rate by 2%;

         -- Worldwide average spending per basic card in force increased 7% versus last year (up 5% adjusted for foreign exchange translation);

     - TRS' worldwide lending balances on an owned basis of $22.5B increased 21%, while on a managed basis, worldwide lending balances of $42.1B were up 16% (see discussion of "managed basis" on page 7);

     - Card credit quality continued to be well controlled and reserve coverage ratios remained strong;

     - Worldwide cards in force of 58.6MM increased 5%, up 2.7MM from last year and 800K during 2Q '03; and,

     - AEFA assets owned, managed and administered of $245B were up 3% vs. last year reflecting growth in owned and administered assets, and a decline in managed assets that resulted from net asset outflows, partially offset by market appreciation.

o    Additional items of note included:

     - Marketing and promotion costs at TRS increased 15% versus 2Q '02 as more proactive business building activities continued. Improved metric performance during the quarter reflected the benefits of the increased spending since last year.

     - Lower funding costs continued to provide benefits, although to a lesser degree than in 2002's quarterly year-over-year comparisons.

     - During the second quarter, AEFA's equity portfolio performance lagged as, on an asset-weighted basis, 29% of equity assets in portfolios were above the median. However, on a rolling 12-month basis, 75% of equity assets in portfolios were above the median.

     - The Company's reengineering initiatives are on track to deliver the additional $1B of benefits targeted for the year, including significant carry-over benefits from certain initiatives begun in prior periods.
         To date, these initiatives have continued to provide substantial year-over-year expense comparison benefits. In addition, revenue-related reengineering activities are driving a growing proportion of the total benefits, including approximately 25% of the benefits expected to be delivered in 2003. Compared with 12/31/01, the net total employee count is down 9,400, or 11%.

-        As previously announced, the Company began expensing options in 2003.
         The effect was not material, but other compensation adjustments to offset the reduction in the option grants contributed to the 8% increase in human resource expense.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                               SECOND QUARTER 2003
                               -------------------
                               HIGHLIGHTS (CONT'D)
                               -------------------


       - FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which addresses consolidation by business enterprises of variable interest entities (VIEs)became effective on July 1, 2003. As previously disclosed, the entities primarily impacted by FIN 46 relate to structured investments, including collateralized debt obligations (CDOs) and secured loan trusts
         (SLTs), which are both managed and partially owned in the Company's AEFA operating segment. FIN 46 does not impact the accounting for qualified special purpose entities as defined by SFAS No. 140, such as the Company's credit card securitizations, as well as the securitization trust established in 2001 which contains a majority of the Company's rated CDOs whose retained interests had a carrying value of $712MM at 6/30/03, of which $529MM is considered investment grade.

         The CDO entities impacted by FIN 46 contain debt issued to investors that is non-recourse to the Company and solely supported by portfolios of high-yield bonds and loans. AEFA manages the portfolios of high-yield bonds and loans for the benefit of CDO debt held by investors and often retains an interest in the residual and rated debt tranches of the CDO structures. The SLTs provide returns to investors primarily based on the performance of an underlying portfolio of high-yield loans that are generally managed by the Company.

         Detailed interpretations of FIN 46 continue to emerge and, accordingly, the Company is still in the process of evaluating its impact. Preliminary estimates are that the consolidation of VIE entities could result in a cumulative effect of an accounting change that would reduce reported 3Q '03 net income through a non-cash charge of approximately $150MM ($230MM pre-tax), with the consolidation of up to $2.0B of related assets. Substantially all of the charge relates to the CDOs. The Company's maximum cumulative exposure to pre-tax loss through the maturity of the entities consolidated pursuant to FIN 46 is represented by their carrying values at June 30, 2003. The carrying values include CDO residual tranches and the SLTs having an adjusted cost basis of $18MM and $670MM, respectively.

         The initial charge related to the application of FIN 46 for CDOs and SLTs will have no cash flow effect on the Company. Future valuation adjustments specifically related to the application of FIN 46 to the CDOs are also non-cash items, and will be reflected in the Company's quarterly results until maturity. As such, we would expect the aggregate gains or losses related to the CDOs, including the 7/1/03 charge, to reverse themselves over time as the structures mature.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                               SECOND QUARTER 2003
                               -------------------
                               HIGHLIGHTS (CONT'D)
                               -------------------


o During the quarter, American Express continued to invest in growth opportunities through expanded products and services.

-        At TRS, we:
         -- Signed a partnership with Air Canada to have Aeroplan become a partner in the Membership Rewards program and to develop a range of co-branded charge cards for consumers and corporations;

         -- Announced an agreement with American Airlines (AA) to issue the American Express(R) Business ExtrAA(R) Corporate Card, issued to mid-sized companies by American Express and carrying AA's logo, that will offer rebates and rewards for air travel spending on AA, generate a quarterly cash rebate of up to 10% on eligible AA travel and provide Business ExtrAA Bonus Points to participating companies;

         --   Launched the Centurion Card in Mexico;

         -- Issued the Union Bank American Express Green and Gold Credit Cards through a network agreement with Union Bank in Pakistan;

         -- Signed an agreement with Consors Discount Broker AG in Germany, a subsidiary of the French Bank BNP Paribas and the leading direct broker in Europe, that will allow Consors to sell American Express Cards and to become an integrated Membership Rewards partner;

         -- Announced an agreement with Continental Airlines to provide American Express' North American Corporate Travel customers on the TravelBahn(SM) technology platform with access to all publicly available Continental Airlines fares, including fares found on Continental.com;

         -- Introduced the Business Cash Rebate Credit Card, from OPEN: The Small Business Network, that offers a cash rebate of up to 2.5 percent on all purchases and the opportunity to earn up to five percent for certain everyday business purchases, based on a cardmember's annual spending activity;

         -- Signed a distribution agreement with Germany's TUI Leisure Travel to sell American Express Travelers Cheques and foreign currency banknotes throughout their entire proprietary and franchise network covering more than 1,300 locations; and

         -- On July 15th, announced an agreement to acquire Rosenbluth International, a leading global travel management company with over $3B in sales.

-        At AEFA, we:
         -- Announced an agreement to acquire Threadneeedle Asset Management, one of the premier asset management organizations in the U.K. with more than $75B in assets under management, from Zurich Financial Services for approximately $570MM; and

         -- Launched six new mutual funds:
              - AXP(R) Quantitative Large Cap Equity Fund, employing three sophisticated quantitative models - value, momentum and factor models;
              - AXP(R) Partners Growth Fund, co-subadvised by Goldman Sachs Asset Management and Eagle Asset Management Inc., investing mainly in large-cap stocks;
              - AXP(R) Partners Aggressive Growth Fund, co-subadvised by American Century Investment Management Inc. and Turner Investment Partners Inc., investing primarily in stocks of mid-sized companies with excellent prospects for long-term growth;
              - AXP(R) Limited Duration Fund, investing in a diversified blend of intermediate-term investment grade securities, including securities issued by the U.S. Government, corporate securities and mortgage- and asset-backed securities;
              - AXP(R) Core Bond Fund, investing in a diversified blend of intermediate-term investment grade securities included in the Lehman Brothers Aggregate Bond Index; and
              - AXP(R) Income Opportunities Fund, investing primarily in income-producing debt securities, preferred stocks and convertible securities, with an emphasis on the higher rated segment of the high-yield market.

-        At AEB, we:
         --   Launched two new mutual funds through the Investment Products
              Distribution business - American Express Funds Greater China
              Equities and American Express Funds European Short-term Bonds, which are available through select financial services institutions in Austria, France, Germany, Hong Kong, Italy and Spain; and
         --   Launched American Express Funds in Taiwan.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                                  CONSOLIDATED
                                  ------------

(Preliminary)
                         CONDENSED STATEMENTS OF INCOME
                         ------------------------------
                             (UNAUDITED, GAAP BASIS)

                                                                               Quarters Ended               Percentage
(millions)                                                                        June 30,                   Inc/(Dec)
                                                                       --------------------------------    --------------
                                                                            2003                  2002
                                                                            ----                  ----
Revenues:
     Discount revenue                                                    $ 2,152               $ 1,997             8%
     Interest and dividends, net                                             780                   658            19
     Management and distribution fees                                        569                   609            (7)
     Net card fees                                                           455                   429             6
     Cardmember lending net finance charge revenue                           397                   366             9
     Travel commissions and fees                                             373                   369             1
     Securitization income                                                   630                   540            17
     Other                                                                 1,000                   977             2
                                                                         -------                ------
          Total revenues                                                   6,356                 5,945             7
                                                                         -------                ------
Expenses:
     Human resources                                                       1,576                 1,454             8
     Provision for losses and benefits                                     1,075                 1,104            (3)
     Marketing and promotion                                                 443                   386            15
     Interest                                                                231                   277           (17)
     Restructuring charges                                                     -                   (6)             -
     Disaster recovery charge                                                  -                   (7)             -
     Other                                                                 1,934                 1,776             9
                                                                         -------                 -----
          Total expenses                                                   5,259                 4,984             5
                                                                         -------                 -----
Pre-tax income                                                             1,097                   961            14
Income tax provision                                                         335                   278            21
                                                                         -------                  ----
Net income                                                                  $762                   683            11
                                                                         =======                 =====

EPS:
---
      Basic                                                                $0.59                 $0.52            13
                                                                           =====                 =====
      Diluted                                                              $0.59                 $0.51            16
                                                                           =====                 =====

o    Net income increased 11%.
     -   2Q '02 included:
         -- A $7MM pre-tax ($4MM after-tax) benefit related to an adjustment to 3Q '01's disaster recovery charge, which reconciles AEFA's estimated life insurance costs from the 9/11 events to actual costs incurred; and,
         -- A net pre-tax benefit at TRS of $6MM ($4MM after-tax) reflecting adjustments to the 2001 aggregate restructuring charge reserve.

o CONSOLIDATED REVENUES: Revenues increased 7% due to greater discount revenues, larger interest and dividend revenues, higher securitization income, increased lending finance charge revenue and higher card fees. These items were partially offset by lower management and distribution fees. Consolidated revenue growth reflected 6% growth at TRS and 11% increases at both AEFA and AEB versus last year.
     - Translation of foreign currency revenues contributed approximately 2% of the 7% revenue growth rate.

o CONSOLIDATED EXPENSES: Expenses were up 5%, reflecting higher other operating expenses, greater human resource costs and increased marketing costs. These increases were partially offset by reduced provision costs, lower charge card funding costs and the benefits of reengineering activities and expense control initiatives. Consolidated expenses reflected increases versus last year of 4% at TRS, 12% at AEFA and 5% at AEB.
     -   Translation of foreign currency expenses contributed approximately
         2% of the 5% expense growth rate.

o The pre-tax margin was 17.3% in 2Q '03 versus 16.5% in 1Q '03 and 16.2% in 2Q '02.

o    The effective tax rate was 31% in 2Q '03 and 1Q '03, versus 29% in 2Q '02.

o As of June 30, 2003, the company incurred total expenditures of approximately $236MM related to the September 11th terrorist attacks that are expected to be substantially covered by insurance and, consequently, did not impact results.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                              CONSOLIDATED (CONT'D)
                              ---------------------



o SHARE REPURCHASES: The share repurchase program resumed in June 2002, after being suspended at the end of 2Q '01. During 2Q '03, in addition to "open market" repurchases, the company elected to prepay the remaining outstanding balance of $335MM under its third-party purchase agreements in lieu of "open market" share repurchases. These prepayments had essentially the same impact as "open market" share repurchases. In total, 14.4MM shares were repurchased during 2Q '03, 5.5MM through "open market" activity and 8.9MM through the prepayment.


     - Since the inception of repurchase programs in September 1994, 417MM shares have been acquired under Board authorizations to repurchase up to 570MM shares, including purchases made under the agreements with third parties.
     - Capital returned to shareholders through dividends and share repurchases during the first half of 2003, which represented approximately 75% of capital generated during the first six months, was well in excess of our stated target of 65%, on average and over time. In light of the announced Threadneedle and Rosenbluth acquisitions and their impact on capital, we would expect that share repurchase activity for the remainder of 2003 will be lower than the first half of the year.




                                                                                         Millions of Shares
                                                                           ------------------------------------------------
     -    AVERAGE SHARES:                                                    2Q '03            1Q '03            2Q '02
                                                                             ------            ------            ------
           Basic                                                              1,283             1,297             1,325
                                                                              =====             =====             =====
           Diluted                                                            1,295             1,305             1,341
                                                                              =====             =====             =====

     -    ACTUAL SHARES:
           Shares outstanding - beginning of period                           1,298             1,305             1,329
           Repurchase of common shares                                           (5)               (7)               (3)
           Prepayments - 3rd party share purchase agreements                     (9)               (6)                -
           Net settlements - 3rd party share purchase agreements                 (1)                1                 3
           Employee benefit plans, compensation and other                         3                 5*                3
                                                                             ------            ------            ------
           Shares outstanding - end of period                                 1,286             1,298             1,332
                                                                             ======            ======            ======



          *The increased number of shares issued during 1Q'03 reflects revisions to the Company's compensation strategy which resulted in a reduced level of options granted to senior level management and, in lieu of options, granting restricted stock awards (that are reflected in these amounts) to mid-and-lower level managers.


o SUPPLEMENTAL INFORMATION - MANAGED NET REVENUES: The following supplemental revenue information is presented on the basis used by management to evaluate operations. It differs in two respects from the GAAP basis revenues, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP). First, revenues are presented as if there had been no asset securitizations at Travel Related Services (TRS). This format is generally termed on a "managed basis", as further discussed in the TRS section of this Earnings Supplement. Second, revenues are considered net of American Express Financial Advisors' (AEFA) provisions for losses and benefits for annuities, insurance and investment certificate products, which are essentially spread businesses, as further discussed in the AEFA section of this Earnings Supplement. A reconciliation of consolidated revenues from a GAAP to net managed basis is as follows:




   (millions)                                                                              Percentage
                                                         2Q '03            2Q '02          Inc/(Dec)
                                                         ------            ------          ---------
   GAAP revenues                                        $ 6,356           $ 5,945              7%
      Effect of TRS securitizations                         216               193
      Effect of AEFA provisions                            (526)             (458)
                                                        -------           -------
   Managed net revenues                                 $ 6,046           $ 5,680              6%
                                                        =======           =======



- Consolidated net revenues on a managed basis increased 6% versus last year due to larger interest and dividend revenues, greater discount revenues, higher cardmember loan balances and higher card fees. These items were partially offset by lower management and distribution fees.

                               CORPORATE AND OTHER
                               -------------------

o The net expense was $56MM in 2Q '03, $45MM in 2Q '02 and $44MM in 1Q '03. The increase versus last year reflects a lower tax benefit as a result of the loss of the Lehman preferred dividend.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                             TRAVEL RELATED SERVICES
                             -----------------------

(Preliminary)
                              STATEMENTS OF INCOME
                              --------------------
                             (UNAUDITED, GAAP BASIS)

                                                                        Quarters Ended                       Percentage
(millions)                                                                 June 30,                          Inc/(Dec)
                                                            ---------------------------------------      -------------------
                                                                      2003                    2002
                                                                      ----                    ----
Net revenues:
     Discount revenue                                               $2,152                  $1,997                8%
     Net card fees                                                     455                     429                6
     Lending:
       Finance charge revenue                                          512                     493                4
       Interest expense                                                115                     127               (9)
                                                                     -----                   -----
         Net finance charge revenue                                    397                     366                9
     Travel commissions and fees                                       373                     369                1
     TC investment income                                               92                      95               (2)
     Securitization income                                             630                     540               17
     Other revenues                                                    635                     666               (5)
                                                                     -----                   -----
         Total net revenues                                          4,734                   4,462                6
                                                                     -----                   -----
Expenses:
     Marketing and promotion                                           417                     365               15
     Provision for losses and claims:
       Charge card                                                     205                     280              (27)
       Lending                                                         278                     290               (4)
       Other                                                            37                      37                1
                                                                     -----                   -----
         Total                                                         520                     607              (15)
                                                                     -----                   -----
     Charge card interest expense                                      204                     256              (20)
     Human resources                                                   965                     879               10
     Other operating expenses                                        1,691                   1,539               10
     Restructuring charges                                               -                      (6)               -
                                                                     -----                   -----
         Total expenses                                              3,797                   3,640                4
                                                                     -----                   -----
Pre-tax income                                                         937                     822               14
Income tax provision                                                   303                     257               18
                                                                     -----                   -----
Net income                                                            $634                    $565               12
                                                                     =====                   =====

o    Net income increased 12%.

     - 2Q '02 includes a net pre-tax benefit of $6MM ($4MM after-tax) reflecting adjustments to 2001's aggregate restructuring charge reserve.

o The pre-tax margin was 19.8% in 2Q '03 versus 19.1% in 1Q '03 and 18.4% in 2Q '02.

o        The effective tax rate was 32% in 2Q '03 and 1Q '03, and 31% in 2Q '02.

o IMPACT OF SECURITIZATIONS: During 2Q '03 and 2Q '02, TRS recognized net pre-tax gains of $81MM ($53MM after-tax) and $85MM ($55MM after-tax), respectively, related to the incremental securitization of $1.5B and $1.9B of net U.S. lending receivables. In 2Q '03, this gain is net of a pre-tax loss of $41MM ($27MM after-tax) related to the maturity of a $1.0B securitization. The average balance of Cardmember lending securitizations was $19.0B in 2Q '03 versus $16.4B in 2Q '02.

     - SECURITIZATION INCOME increased 17% in 2Q '03 as a result of a higher average balance of Cardmember lending securitizations.

         -- Securitization income represents revenue associated with retained and subordinated interests in securitized loans, servicing income from loans sold and gains recorded at the time of securitization, excluding related discounts netted in other revenues.

     - NET FINANCE CHARGE REVENUE increased 9%, reflecting an increase in the average balance of the owned portfolio for the period, partially offset by a lower yield.

     - OTHER REVENUES decreased 5% as a result of lower interest income on investment and liquidity pools held within card funding vehicles and the impact of the discount generated on securitized loans outstanding, partially offset by higher card-related revenue and larger insurance premiums.

     - THE LENDING PROVISION declined 4% reflecting strong credit quality in the lending portfolio.

     - The above GAAP basis items relating to net finance charge revenue, other revenues and lending provision reflect the owned portfolio only. "Owned basis" credit quality statistics are available in the Second Quarter 2003 Earnings Release on the TRS Selected Statistical Information page.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                        TRAVEL RELATED SERVICES (CONT'D)
                        --------------------------------

SUPPLEMENTAL INFORMATION - MANAGED BASIS: The following supplemental table includes information on both a GAAP basis and a "managed" basis. The managed basis presentation assumes there have been no securitization transactions, i.e., all securitized Cardmember loans and related income effects are reflected as if they were in the Company's balance sheet and income statement, respectively.

The Company presents TRS information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's Cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized Cardmember loans. Asset securitization is just one of several ways for the Company to fund Cardmember loans.

Use of a managed basis presentation, including non-securitized and securitized Cardmember loans, presents a more accurate picture of the key dynamics of the Cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time. For example, irrespective of the mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire Cardmember lending portfolio because it is more representative of the economics of the aggregate Cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of Cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the Company's performance and which can only be properly assessed when all non-securitized and securitized Cardmember loans are viewed together on a managed basis.

The following table compares and reconciles the GAAP basis TRS income statements to the managed basis information, where different.

------------------------------------------------------------------------- ----------------------------------------------------------
                                                                                    Effect of Securitizations (unaudited)
                                                                          ----------------------------------------------------------
 (preliminary, millions)
                                            GAAP Basis (unaudited)        Securitization Effect              Managed Basis
------------------------------------------------------------------------- ---------------------- -----------------------------------
                                                             Percentage                                                Percentage
Quarters Ended June 30,                 2003         2002     Inc/(Dec)      2003      2002         2003      2002       Inc/(Dec)
                                      ----------------------------------- ---------------------- -----------------------------------
Net revenues:
  Discount revenue                       $2,152     $1,997         8%
  Net card fees                             455        429         6
  Lending:
    Finance charge revenue                  512        493         4        $ 652     $ 623        $ 1,164    $ 1,116          4%
    Interest expense                        115        127        (9)          50        73            165        200        (18)
------------------------------------------------------------------------- ----------------------------------------------------------
      Net finance charge revenue            397        366         9          602       550            999        916          9
  Travel commissions and fees               373        369         1
  TC investment income                       92         95        (2)
  Securitization income                     630        540        17         (630)     (540)             -          -          -
  Other revenues                            635        666        (5)         244       183            879        849          4
------------------------------------------------------------------------- ----------------------------------------------------------
        Total net revenues                4,734      4,462         6          216       193          4,950      4,655          6
------------------------------------------------------------------------- ----------------------------------------------------------
Expenses:
  Marketing and promotion                   417        365        15          (48)      (51)           369        314         18
  Provision for losses and claims:
    Charge card                             205        280       (27)
    Lending                                 278        290        (4)         297        282           575        572          -
    Other                                    37         37         1
------------------------------------------------------------------------- ----------------------------------------------------------
      Total                                 520        607       (15)         297        282           817        889         (8)
  Charge card interest expense              204        256       (20)           -        (4)           204        252        (19)
  Human resources                           965        879        10
  Other operating expenses                1,691      1,539        10          (33)      (34)         1,658      1,505         10
  Restructuring charges                        -       (6)         -
------------------------------------------------------------------------- ----------------------------------------------------------
        Total expenses                    3,797      3,640         4        $ 216      $ 193       $ 4,013    $ 3,833          5
------------------------------------------------------------------------- ----------------------------------------------------------
Pre-tax income                              937        822        14
Income tax provision                        303        257        18
-------------------------------------------------------------------------
Net income                                 $634       $565        12
-------------------------------------------------------------------------

The following discussion addresses results on a managed basis.

o Managed basis net revenue rose 6% from higher Cardmember spending, larger lending balances and increased cards in force.

o The 5% higher managed basis expenses reflect greater marketing and promotion costs, higher human resource expenses and increased operating expenses, partially offset by lower interest costs, reduced provisions for losses and cost control initiatives.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                        TRAVEL RELATED SERVICES (CONT'D)
                        --------------------------------

o DISCOUNT REVENUE: A 10% increase in billed business and a lower discount rate yielded an 8% increase in discount revenue.

     - The average discount rate was 2.59% in 2Q '03 versus 2.60% in 1Q '03 and 2.65% in 2Q '02. The decline primarily reflects the cumulative impact of stronger than average growth in the lower rate retail and other "everyday spend" merchant categories (e.g., supermarkets, discounters, etc.).
         -- We believe the AXP value proposition is strong. However, as indicated in prior quarters, continued changes in the mix of business, volume related pricing discounts and selective repricing initiatives will probably continue to result in some rate erosion over time.

                                                                            Quarters Ended                   Percentage
                                                                               June 30,                       Inc/(Dec)
                                                                   ----------------------------------      ----------------
                                                                           2003               2002
                                                                           ----               ----
      Card billed business (billions):
           United States                                                  $64.6              $58.7                 10%
           Outside the United States                                       21.5               19.4                 11
                                                                          -----              -----
           Total                                                          $86.1              $78.1                 10
                                                                          =====              =====

      Cards in force (millions):
           United States                                                   35.7               34.8                  3
           Outside the United States                                       22.9               21.1                  8
                                                                           ----               ----
           Total                                                           58.6               55.9                  5
                                                                           ====               ====

      Basic cards in force (millions):
           United States                                                   27.3               26.7                  2
           Outside the United States                                       18.9               16.1                  8(b)
                                                                           ----               ----
           Total                                                           46.2               42.8                  5(b)
                                                                           ====               ====

      Spending per basic card in force (dollars) (a):
           United States                                                 $2,373             $2,192                  8
           Outside the United States                                     $1,401             $1,511                  4(b)
           Total                                                         $2,054             $1,993                  7(b)

        (a) Proprietary card activity only.
        (b) At September 30, 2002, 1.5MM of Canadian lending cards previously classified as "supplemental cards" were included in basic cards in force, as they were issued under a stand-alone offer. The impact on 2Q '02 reported results would be to increase basic cards in force outside the U.S. to 17.4MM and decrease spending per basic card in force worldwide to $1,926 and outside the U.S. to $1,350. The reported growth rates are calculated assuming the additional cards were included in both periods.

     - BILLED BUSINESS: The 10% increase in billed business resulted from 5% growth in cards in force and a 7% increase in spending per basic cardmember worldwide.
         -- U.S. billed business was up 10% reflecting growth of 12% within the consumer card business, a 14% increase in small business activity and a 1% decline in Corporate Services volume.
         -- Spending per basic card in force increased 8% reflecting the growth in the consumer and small business segments.
         --   Excluding the impact of foreign exchange translation:
              -   Worldwide billed business rose 8%.
              - Total billed business outside the U.S. was up 2% reflecting high double-digit improvement in Latin America, mid single-digit growth in Canada, partially offset by flat results in Asia and a low single-digit decline in Europe.
              - Within our proprietary business, billed business outside the U.S. also reflected 6% growth in consumer and small business activities versus a 7% decline in Corporate Services volume.
              - Spending per proprietary basic card in force outside the U.S. fell 5%.
         -- Purchasing Card volumes sustained their relatively stronger growth performance during the quarter.
         -- U.S. non-T&E related volume categories (which represented approximately 64% of 2Q '03 U.S. billed business) grew 15%, while T&E volumes rose 1%, reflecting the continued weak T&E environment.
         -- U.S. airline related volume, which represented approximately 12% of total volumes during the quarter, fell 4%. Worldwide airline volumes, which represented approximately 13% of total volumes during the quarter, were down 3% on 3% growth in transaction volume and a 6% decrease in the average airline charge.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                        TRAVEL RELATED SERVICES (CONT'D)
                        --------------------------------


o    DISCOUNT REVENUE (CONT'D):

     - CARDS IN FORCE worldwide rose 5% versus last year on higher acquisitions and improved customer retention levels.
       -- U.S. cards in force rose 300K during the quarter on continued benefits of stepped up acquisition spending within the consumer and small business segments.
       -- Outside the United States, 500K cards in force were added during the quarter on growth in both proprietary and network partnership cards.

o NET CARD FEES: Rose 6% due to higher cards in force and a shift in the mix of products. The average fee per proprietary card in force was $34 in 2Q '03, $35 in 1Q '03 and $34 in 2Q '02.

o NET FINANCE CHARGE REVENUE: Rose 9% on 14% growth in average worldwide lending balances.
      - The yield on the U.S. portfolio was 8.9% in 2Q '03 versus 9.4% in 1Q '03 and 9.8% in 2Q '02. The decrease versus last year and last quarter reflects an increase in the proportion of the portfolio on introductory rates and the evolving mix of products toward more lower-rate offerings, partially offset by lower funding costs.

o TRAVEL COMMISSIONS AND FEES: Increased 1% on a 9% decline in travel sales reflecting the effects of the weak travel environment. The revenue earned per dollar of sales was up versus last quarter and last year (9.6% in 2Q '03 versus 9.3% in 1Q '03 and 8.7% in 2Q '02) as a result of the benefits of the fee based revenue model, whereby revenue increased on a higher level of airline transactions despite a lower average airline ticket price.

o TC INVESTMENT INCOME: Fell 2% due to a decline in the pre-tax yield, offset by higher average investments. TC sales fell 23% versus last year on weaker travel activity.

o OTHER REVENUES: Increased 4% as higher card-related revenues and larger insurance premiums were partially offset by lower interest income on investment and liquidity pools held within card funding vehicles.

o MARKETING AND PROMOTION EXPENSES: Increased 18% on the continuation of brand advertising activities, more loyalty marketing and a step-up in selected card acquisition activities.

o OTHER PROVISIONS FOR LOSSES AND CLAIMS: Were flat as higher merchant-related reserves offset lower insurance claims.

o CHARGE CARD INTEREST EXPENSE: Was down 19% due to a lower effective cost of funds.

o HUMAN RESOURCE EXPENSES: Increased 10% versus last year as merit increases, higher employee benefits and increased management incentive costs were offset by the benefits of reengineering activities, including our technology and service-related outsourcing activities.
     - The employee count at 6/03 of 63,300 was down 800 versus 6/02, down 500 versus 3/03, and down approximately 8,600, or 12%, versus 12/31/01.

o OTHER OPERATING EXPENSES: Increased 10% on higher Cardmember participation in loyalty programs, as well as the transfer of costs from human resources resulting from outsourcing. These increases were partially offset by reengineering initiatives and cost containment efforts. Last year included losses of $48MM pre-tax ($30MM after-tax) primarily on TRS' internet-related strategic investment portfolio.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                        TRAVEL RELATED SERVICES (CONT'D)
                        --------------------------------

o     CREDIT QUALITY:

      -  Overall credit quality improved during the quarter.

      - The provision for losses on charge card products decreased 27% on improved past due and loss levels.

      - The lending provision for losses was flat with last year, despite growth in outstanding loans and increased reserve coverage levels, due to exceptionally well-controlled credit.

      - Reserve coverage ratios, which are well in excess of 100% of past due balances, were strengthened.

      -  WORLDWIDE CHARGE CARD: *

         -- The write-off rate decreased from last year, and rose slightly from last quarter. The past due rate improved versus last year and last quarter.

                                                                                  6/03              3/03             6/02
                                                                         -------------      ------------    -------------
             Loss ratio, net of recoveries                                       0.29%             0.28%            0.40%
             90 days past due as a % of receivables                               2.1%              2.4%             2.6%

         -- Reserve coverage remained strong.

                                                                                  6/03              3/03             6/02
                                                                         -------------     -------------    -------------
             Reserves (MM)                                                       $943              $923           $1,039
             % of receivables                                                     3.6%              3.8%             4.2%
             % of 90-day past due accounts                                        171%              159%             164%

      -  U.S. LENDING: **

         -- The write-off rate and past due levels improved versus last quarter and last year.


                                                                                  6/03              3/03             6/02
                                                                         -------------     -------------    -------------
             Write-off rate, net of recoveries                                    5.4%              5.5%             6.2%
             30 days past due as a % of loans                                     2.7%              3.1%             3.1%

         -- Despite the strong credit indicators, reserve levels and coverage of past due loans were strengthened in light of continued uncertainty within the economic environment.


                                                                                  6/03              3/03             6/02
                                                                         -------------    --------------    -------------
           Reserves (MM)                                                       $1,350            $1,347           $1,121
           % of total loans                                                       3.7%              3.9%             3.5%
           % of 30 day past due accounts                                          136%              127%             115%





* There are no off-balance sheet Charge Card securitizations. Therefore, "Owned basis" and "Managed basis" credit quality statistics for the Charge Card portfolio are the same.

** As previously described, this information is presented on a "Managed basis". "Owned basis" credit quality statistics are available in the Second Quarter 2003 Earnings Release on the TRS Selected Statistical Information page. Credit trends are generally consistent under both reporting methods.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                       AMERICAN EXPRESS FINANCIAL ADVISORS
                       -----------------------------------


(Preliminary)                  STATEMENTS OF INCOME
                               --------------------
                             (UNAUDITED, GAAP BASIS)


(millions)                                                                    Quarters Ended               Percentage
                                                                                 June 30,                   Inc/(Dec)
                                                                       -----------------------------     ----------------
                                                                            2003               2002
                                                                            ----               ----
Revenues:
     Investment income                                                      $571               $435              31%
     Management and distribution fees                                        571                609              (6)
     Other revenues                                                          354                307              15
                                                                           -----              -----
           Total revenues                                                  1,496              1,351              11
                                                                           -----              -----
Expenses:
     Provision for losses and benefits:
        Annuities                                                            280                245              14
        Insurance                                                            187                181               4
        Investment certificates                                               59                 32              83
                                                                           -----              -----
           Total                                                             526                458              15
                                                                           -----              -----
     Human resources                                                         508                493               3
     Other operating expenses                                                253                205              23
     Disaster recovery charge                                                  -                 (7)              -
                                                                           -----              -----
           Total expenses                                                  1,287              1,149              12
                                                                           -----              -----
Pre-tax income                                                               209                202               4
Income tax provision                                                          52                 57              (7)
                                                                           -----              -----
Net income                                                                  $157               $145               8
                                                                           =====              =====

o    Net income increased 8%.

     - 2Q '02 includes a $7MM pre-tax ($4MM after-tax) benefit related to an adjustment to 3Q '01's disaster recovery charge, which reconciles AEFA's estimated life insurance costs from the 9/11 events to actual costs incurred.

o    Total revenues increased 11% due to:
     -   Higher investment income, and
     -   Higher insurance premiums, partially offset by
     -   Lower management fees from lower average managed asset levels.

o    The pre-tax margin was 14.0% in 2Q '03, 12.6% in 1Q '03 and 15.0% in 2Q
     '02.

o The effective tax rate was 25% in 2Q '03 and 1Q '03, and 28% in 2Q '02 reflecting a relatively higher benefit in 2003 from tax-advantaged investments.

o SUPPLEMENTAL INFORMATION - NET REVENUES: In the following table, the Company presents AEFA's aggregate revenues on a basis that is net of provisions for losses and benefits because the Company manages the AEFA business and evaluates its financial performance, where appropriate, in terms of the "spread" on its products. An important part of AEFA's business is margin related, particularly the insurance, annuity and certificate businesses.

     One of the gross margin drivers for the AEFA business is the return on invested cash, primarily generated by sales of insurance, annuity and investment certificates, less provisions for losses and benefits on these products. These investments tend to be interest rate sensitive. Thus, GAAP revenues tend to be higher in periods of rising interest rates, and lower in times of decreasing interest rates. The same relationship is true of provisions for losses and benefits, only it is more accentuated period-to-period because rates credited to customers' accounts generally reset at shorter intervals than the yield on underlying investments. The Company presents for investors this portion of the AEFA business on a net basis to eliminate potentially less informative comparisons of period-to-period changes in revenue and provisions for losses and benefits in light of the impact of these changes in interest rates.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                  AMERICAN EXPRESS FINANCIAL ADVISORS (CONT'D)
                  --------------------------------------------

                                                                     Quarters ended                      Percentage
     (millions)                                                         June 30,                         Inc/(Dec)
                                                            ----------------------------------         ---------------
                                                                  2003                  2002
                                                                  ----                  ----
     Total GAAP Revenues                                        $1,496                $1,351                  11%
     Less: Provision for losses and benefits:
                    Annuities                                      280                   245
                    Insurance                                      187                   181
                    Investment certificates                         59                    32
                                                                 -----                 -----
                         Total                                     526                   458
                                                                 -----                 -----
     Net Revenues                                                $ 970                 $ 893                   9%
                                                                 =====                 =====

     - The higher growth rate of GAAP versus net revenues reflects the impact of appreciation in the S&P 500 on the value of options hedging outstanding stock market certificates and equity indexed annuities this year versus depreciation last year, which was offset in the related provisions. In addition, net revenues reflect the negative impact of the current low interest rate environment on spread-based products.
     - On a net revenue basis, the pre-tax margin was 21.5% in 2Q '03, 19.7% in 1Q '03, and 22.6% in 2Q '02.
        -- The difference between the net revenue pre-tax margin and the GAAP pre-tax margin on the prior page is a result of the differences between GAAP and net revenues reconciled above.

o    ASSETS OWNED, MANAGED AND ADMINISTERED:

                                                                                                         Percentage
     (billions)                                                         June 30,                         Inc/(Dec)
                                                            ----------------------------------         ---------------
                                                                  2003                  2002
                                                                  ----                  ----
     Assets owned (excluding separate accounts)                  $52.2                 $44.4                  18%
     Separate account assets                                      24.1                  24.6                  (2)
     Assets managed                                              131.1                 136.2                  (4)
     Assets administered                                          37.4                  32.9                  14
                                                                ------                ------
            Total                                               $244.8                $238.1                   3
                                                                ======                ======

o    ASSET QUALITY:

     - Overall, credit quality reflected improving default rates compared to last year.
     - Non-performing assets relative to invested assets (excluding short-term cash positions) were 0.1% and were 300% covered by reserves, including those related to the impairment of securities.
     - High-yield investments (excluding unrealized appreciation/depreciation) totaled $2.3B, or 6%, of the total investment portfolio, at 6/03, versus 5% at 3/03, and 6% at 6/02.
     - The SFAS No. 115 related mark-to-market adjustment on the portfolio (reported in assets pre-tax) was appreciation of $1.5B at 6/03, $1.1B at 3/03, and $462MM at 6/02.

o    INVESTMENT INCOME:

     - Investment income increased 31% as the impact of last year's $78MM pre-tax investment loss on WorldCom debt securities and higher invested assets more than offset a lower average yield. In 2Q '03, $80MM of investment losses and impairments were partially offset by $64MM of investment gains. Results also benefited from the effect of appreciation in the S&P 500 on the value of options hedging outstanding stock market certificates and equity indexed annuities this year versus depreciation last year, which was offset in the related provisions.
     - Average invested assets of $44.1B (including unrealized appreciation/depreciation) rose 23% versus $36.0B in 2Q '02 reflecting strong client interest in the underlying fixed rate products over the past year.
     - The average yield on invested assets (excluding unrealized appreciation/depreciation)declined to 5.1% versus 6.1% in 2Q '02, reflecting the lower investment rate on new and reinvested money.
     - Spreads within the insurance and annuity products were up versus last quarter and down versus last year. Certificate spreads were down versus last quarter and last year.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                  AMERICAN EXPRESS FINANCIAL ADVISORS (CONT'D)
                  --------------------------------------------

o MANAGEMENT AND DISTRIBUTION FEES: The decrease of 6% was primarily due to lower average assets under management, reflecting the negative impact of weak equity market conditions prior to 2Q '03 and net outflows within both institutional and retail activities over the past year. Distribution fees were flat as the impact of substantially lower mutual fund sales was offset by greater limited partnership product sales and increased brokerage-related activities.

     -  ASSETS MANAGED:
        --------------

                                                                                                     Percentage
       (billions)                                                                 June 30,                    Inc/(Dec)
                                                                       -------------------------------    -----------------
                                                                               2003              2002
                                                                               ----              ----
       Assets managed for individuals                                       $  87.3           $  89.7            (3)%
       Assets managed for institutions                                         43.8              46.5            (6)
       Separate account assets                                                 24.1              24.6            (2)
                                                                            -------           -------
              Total                                                         $ 155.2           $ 160.8            (3)
                                                                            =======           =======

        -- The decline in managed assets since 6/02 resulted from $6.3B of net outflows, partially offset by $0.7B of market appreciation.
        -- The $12.6B increase in managed assets during 2Q '03 resulted from market appreciation of $12.1B and net inflows of $0.5B.

o    PRODUCT SALES:
     - Total gross cash sales from all products were down 3% versus 2Q '02. Branded advisor-generated sales decreased 14% on a cash basis and 1% on the internally used "gross dealer concession" basis, which weights the sales of products to reflect their individual profitability dynamics.
     - Total mutual fund cash sales decreased 20% as both proprietary and non-proprietary sales declined substantially. A significant portion of non-proprietary sales continued to occur in "wrap" accounts. Within proprietary funds:
         -- Sales of bond, equity and money market funds declined.
         -- Redemption rates continued to compare favorably with industry levels.
     - Total annuity cash sales rose 26% on strong growth in both fixed annuities and the fixed account portion of variable annuity products.
     - Total cash sales of insurance products rose 8% reflecting substantially higher property-casualty sales, in part due to sales through Costco, partially offset by lower sales of life and health insurance products.
     - Total certificate cash sales increased 35% reflecting both greater advisor sales and sales of certificates sold to clients outside the U.S. through the joint venture between AEFA and AEB.
     - Total institutional cash sales increased 92%, reflecting higher new account sales and greater contributions.
     - Total other cash sales increased 2% due to higher limited partnership product sales.
     - Advisor product sales generated through financial planning and advice services were 74% of total sales in 2Q '03 versus 76% in 1Q '03 and 73% in 2Q '02.

o OTHER REVENUES: Were up 15% on particularly strong property-casualty and higher life insurance-related revenues.
     - Financial planning and advice services fees of $33MM increased 11% versus 2Q '02.

o PROVISIONS FOR LOSSES AND BENEFITS: Annuity product provisions increased 14% due to a higher average inforce level and the effect of appreciation in the S&P 500 on equity indexed annuities this year versus depreciation last year, partially offset by lower crediting rates. Insurance provisions increased 4% as higher inforce levels, across all products, were partially offset by lower life insurance crediting rates. Certificate provisions increased 83% as the effect on the stock market certificate product of appreciation in the S&P
     500 this year versus depreciation last year and higher average reserves were partially offset by lower crediting rates.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                  AMERICAN EXPRESS FINANCIAL ADVISORS (CONT'D)
                  --------------------------------------------


o HUMAN RESOURCES: Expenses increased 3% reflecting merit increases, higher employee benefits and management incentive costs for home office employees, partially offset by lower field force compensation-related costs, and the benefits of reengineering and cost containment initiatives within the home office, where the average number of employees were down 3%.
     - TOTAL ADVISOR FORCE: 11,667 at 6/03; up 307 advisors, or 3%, versus 6/02 and up 61 advisors versus 3/03.
       --   The increase in advisors versus 3/03 reflects higher appointments coupled with lower terminations.
       --   We expect to continue to carefully manage new advisor additions until the environment turns more positive on a sustained basis to ensure overall field force costs are appropriately controlled and overall field force productivity is maximized.
       --   Veteran advisor retention rates remain strong.
       --   Total production and advisor productivity were down versus last year, although did show improvement in the latter part of the quarter as the retail investor view of the environment started to turn more positive.
     - The total number of clients increased 2%, client acquisitions rose 9% and accounts per client were flat. Client retention exceeded 94%.

o OTHER OPERATING EXPENSES: Increased 23% versus last year, but increased 2% versus last quarter. The increase from last year reflects higher expenses resulting from fewer capitalized costs due to the ongoing impact of the comprehensive review of DAC-related practices discussed in 3Q '02 and a higher minority interest expense related to premium deposits (the joint venture with AEB).

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                              AMERICAN EXPRESS BANK
                              ---------------------

(Preliminary)                 STATEMENTS OF INCOME
                              --------------------
                                   (UNAUDITED)


(millions)                                                          Quarters Ended                      Percentage
                                                                       June 30,                          Inc/(Dec)
                                                          -----------------------------------      ----------------------
                                                               2003                2002
                                                               ----                ----
Net revenues:
    Interest income                                            $148                $149                       (1)%
    Interest expense                                             57                  60                       (5)
                                                               ----                ----
       Net interest income                                       91                  89                        2
    Commissions and fees                                         57                  53                        8
    Foreign exchange income & other revenues                     52                  38                       36
                                                               ----                ----
       Total net revenues                                       200                 180                       11
                                                               ----                ----
Expenses:
    Human resources                                              64                  60                        5
    Other operating expenses                                     70                  55                       28
    Provision for losses                                         27                  38                      (28)
                                                               ----                ----
       Total expenses                                           161                 153                        5
                                                               ----                ----
Pre-tax income                                                   39                  27                       43
Income tax provision                                             12                   9                       40
                                                               ----                ----
Net income                                                      $27                 $18                       45
                                                               ====                ====

o Net income increased 45% as higher revenue and a lower provision for losses offset higher expenses.

o    Net revenues grew 11%.
     - Net interest income rose slightly due to lower funding costs on the investment portfolio and the 3Q '02 purchase of the remaining 50% of AEB's Brazil joint venture. These were partially offset by declining loans in Corporate Banking, due to AEB's exit strategy, and lower Personal Financial Services (PFS) loans, due to the Bank's decision to temporarily curtail loan origination in Hong Kong.
     - Commissions and fees were up 8% in part due to higher volumes in the Financial Institutions Group (FIG) and Private Banking, partially offset by lower volumes in PFS.
     - Foreign exchange income & other revenues increased 36% on: higher earnings within premium deposits (the joint venture with AEFA) resulting from the negative impact of AEB's share of the 2Q '02 WorldCom securities loss; higher Private Banking client activity; and mark-to-market gains on FIG investments in mutual funds.

o Human resource and other operating expenses combined were up 16% reflecting greater technology costs, merit increases and higher employee benefits. This increase is also due in part to the consolidation of the Brazil joint venture.

o The provision for losses decreased 28% as bankruptcy related write-offs in the consumer lending portfolio in Hong Kong continued to stabilize, although they remain high relative to historical levels.

o    AEB remained "well-capitalized".

                                       6/03               3/03              6/02            Well-Capitalized
                                  ----------------    -------------     --------------    ---------------------
     Tier 1                            10.5%             10.8%              10.1%                 6.0%
     Total                             10.7%             11.0%              10.6%                10.0%
     Leverage Ratio                     5.5%              5.5%               5.2%                 5.0%

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                         AMERICAN EXPRESS BANK (CONT'D)
                         ------------------------------



o    EXPOSURES
     ---------
     - AEB's loans outstanding were $5.8B at 6/03 versus $5.6B at 6/02 and $5.7B at 3/03. Activity since 6/02 included a $200MM net decrease in corporate banking and other loans (including an $80MM increase in loans from the purchase of the remaining 50% of AEB's Brazil joint venture), a $200MM increase in financial institution loans and a $200MM increase in consumer and private banking loans. Consumer and private banking loans comprised 66% of total loans at 6/03, 65% at 3/03 and 66% at 6/02; corporate banking and other loans comprised 6% of total loans at 6/03, 8% at 3/03, and 9% at 6/02; and financial institution loans comprised 28% of total loans at 6/03, 27% at 3/03, and 25% at 6/02.

     - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various contingencies and market placements, which added approximately $7.8B to the credit exposures at 6/03, $7.6B at 3/03, and $7.4B at 6/02. Of the $7.8B of additional exposures at 6/03, $5.8B were relatively less risky cash and securities related balances.

       ($ in billions)                                                          6/30/03
                                                  --------------------------------------------------------------------
                                                                                   Net
                                                                               Guarantees                                3/31/03
                                                                  FX and           And                     Total           Total
       Country                                       Loans     Derivatives     Contingents    Other(1)   Exposure(2)     Exposure(2)
       -------                                       -----   -------------   -------------   ---------   --------        --------
       China                                          $0.1             $ -             $ -        $ -           $0.1             $ -
       Hong Kong                                       0.8               -               -        0.1            0.9             1.0
       Indonesia                                         -               -               -          -            0.1             0.1
       Singapore                                       0.7               -             0.1        0.2            1.0             0.8
       Korea                                           0.2               -               -          -            0.3             0.3
       Taiwan                                          0.3               -               -        0.2            0.5             0.4
       Japan                                             -               -               -        0.2            0.2             0.1
       Other                                             -               -               -        0.1            0.2             0.1
                                                  --------          ------          ------     ------         ------          ------
           Total Asia/Pacific Region (2)               2.1               -             0.3        0.8            3.2             3.0
                                                  --------          ------          ------     ------         ------          ------
       Chile                                           0.1               -               -          -            0.1             0.1
       Brazil                                          0.2               -               -        0.1            0.4             0.3
       Mexico                                            -               -               -          -            0.1             0.1
       Cayman Islands                                  0.7               -             0.3        0.1            1.0             0.7
       Other (3)                                       0.1               -               -         -             0.1             0.2
                                                  --------          ------          ------     ------         ------          ------
           Total Latin America (2)                     1.1               -             0.3        0.3            1.8             1.5
                                                  --------          ------          ------     ------         ------          ------
       India                                           0.3               -             0.1        0.3            0.7             0.7
       Pakistan                                        0.1               -               -        0.1            0.2             0.2
       Other                                             -               -               -        0.1            0.2             0.2
                                                  --------          ------          ------     ------         ------          ------
           Total Subcontinent (2)                      0.4               -             0.1        0.5            1.0             1.1
                                                  --------          ------          ------     ------         ------          ------
       Egypt                                           0.1               -               -        0.1            0.2             0.2
       Other                                           0.2               -               -          -            0.3             0.2
                                                  --------          ------          ------     ------         ------          ------
           Total Middle East and Africa (2)            0.3               -             0.1        0.2            0.5             0.5
                                                  --------          ------          ------     ------         ------          ------

           Total Europe (2)                            1.3             0.1             0.5        2.6            4.4             4.6

           Total North America (2)                     0.6             0.1             0.1        1.9            2.7             2.6
                                                  --------          ------          ------     ------         ------          ------

       Total Worldwide (2)                            $5.8           $ 0.3           $ 1.3       $6.2         $ 13.6           $13.3
                                                 =========         =======          ======     ======         ======           =====

        (1) Includes cash, placements and securities.
        (2) Individual items may not add to totals due to rounding.
        (3) Total exposures to Argentina at 6/30/03 were $28MM, which includes loans of $17MM, compared to 3/31/03 exposures of $27MM, including $16MM of loans.

        Note: Includes cross-border and local exposure and does not net local funding or liabilities against any local exposure.

                            AMERICAN EXPRESS COMPANY
                            ------------------------
                          SECOND QUARTER 2003 OVERVIEW
                          ----------------------------
                         AMERICAN EXPRESS BANK (CONT'D)
                         ------------------------------


o Total non-performing loans* were $102MM at 6/03, compared to $106MM at 3/03 and $121MM at 6/02 as AEB continues to wind down its Corporate Banking business. The decreases reflect loan payments and write-offs, partially offset by net downgrades, mostly in Egypt and India.

o Other non-performing assets were $16MM at 6/03, $15MM at 3/03 and $2MM at 6/02.

o AEB's total credit loss reserves at 6/03 of $151MM compared with $155MM at 3/03 and $160MM at 6/02, and are allocated as follows:

     (millions)                                           6/03           3/03            6/02
                                                     ----------    -----------     -----------
     Loans                                                $142           $145            $153
     Other Assets, primarily foreign
       exchange and other derivatives                        5              5               6
     Unfunded contingents                                    4              5               1
                                                          ----           ----            ----
         Total                                            $151           $155            $160
                                                          ====           ====            ====


     - Loan loss reserve coverage of non-performing loans* of 139% at 6/03 compared with 136% at 3/03 and 127% at 6/02.

o Management formally reviews the loan portfolio and evaluates credit risk throughout the year. This evaluation takes into consideration the financial condition of the borrowers, fair market value of collateral, status of delinquencies, historical loss experience, industry trends and the impact of current economic conditions. As of June 30, 2003, management considers the loss reserve to be appropriate.



* AEB defines a non-performing loan as any loan (other than certain smaller-balance consumer loans) on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or if, in management's opinion, the borrower is unlikely to meet its contractual obligations.

     For smaller-balance consumer loans related to the Personal Financial Services business, management establishes reserves it believes to be adequate to absorb credit losses in the portfolio. Generally, these loans are written off in full when an impairment is determined or when the loan becomes 120 or 180 days past due, depending on loan type. For this portfolio, 30-day past due rates were 5.5% at 6/03, as compared to 5.0% at 3/03 and 4.6% at 6/02.

              INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

THIS SUPPLEMENT INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "SHOULD," "COULD," "LIKELY," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: the company's ability to successfully implement a business model that allows for significant earnings growth based on revenue growth that is lower than historical levels, including the ability to improve its operating expense to revenue ratio both in the short-term and over time, which will depend in part on the effectiveness of reengineering and other cost control initiatives, as well as factors impacting the company's revenues; the company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35% of annually-generated capital, and returning approximately 65% of such capital to shareholders, over time, which will depend on the company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; the ability of the company to generate sufficient revenues for expanded investment spending, to actually spend such funds over the remainder of the year to the extent available, particularly if funds for discretionary spending are higher than anticipated, and to capitalize on such investments to improve business metrics; credit risk related to consumer debt, business loans, merchant bankruptcies and other credit exposures both in the U.S. and internationally; fluctuation in the equity and fixed income markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management, distribution and other fees received based on the value of those assets; AEFA's ability to recover Deferred Acquisition Costs (DAC), as well as the timing of such DAC amortization, in connection with the sale of annuity, insurance and certain mutual fund products; changes in assumptions relating to DAC, which could impact the amount of DAC amortization; the level of guaranteed minimum death benefits paid to clients; potential deterioration in AEFA's high-yield and other investments, which could result in further losses in AEFA's investment portfolio; the ability to improve investment performance in AEFA's businesses, including attracting and retaining high-quality personnel; the success, timeliness and financial impact, including costs, cost savings and other benefits including increased revenues, of re-engineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower cost overseas locations, moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such re-engineering actions; the ability to control and manage operating, infrastructure, advertising and promotion and other expenses as business expands or changes, including balancing the need for longer-term investment spending; the potential negative effect on the company's businesses and infrastructure, including information technology systems, of terrorist attacks, disasters or other catastrophic events in the future; the impact on the company's businesses resulting from the recent war in Iraq and its aftermath and other geopolitical uncertainty; the overall level of consumer confidence; consumer and business spending on the company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new cardholders, capture a greater share of existing cardholders' spending, sustain premium discount rates, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services business; the impact of severe acute respiratory syndrome
(SARS) on consumer and business spending on travel, including it potential spread to the United States and other locales that have not, to date, been significantly affected; the ability to manage and expand cardmember benefits, including Membership Rewards(R), in a cost effective manner; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; successfully cross-selling financial, travel, card and other products and services to the company's customer base, both in the U.S. and internationally; a downturn in the company's businesses and/or negative changes in the company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; fluctuations in interest rates, which impact the company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company's card products and returns on the company's investment portfolios; fluctuations in foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the costs and integration of acquisitions; the ability to accurately interpret and apply FASB Interpretation No. 46, the recently issued accounting rule related to the consolidation of variable interest entities, including those involving collateralized debt obligations (CDOs) and secured loan trusts (SLTs) that the company manages and/or invests in, and the impact of the rule on both the company's balance sheet and results of operations, which could be greater or less than that estimated by management to the extent that certain assumptions have to be revised, such as estimates of the valuations of the underlying collateral of the CDO or SLT structures, or the application of the rule to certain types of structures has to be re-evaluated; and outcomes and costs associated with litigation and compliance and regulatory matters. A further description of these and other risks and uncertainties can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2002, and its other reports filed with the SEC.